EXHIBIT(A)(25)





         CONTACT:            CSX                    Kekst and Company
                             Thomas E. Hoppin       Richard Wolff
                             (804) 782-1450         (212) 593-2655



         FOR IMMEDIATE RELEASE


                    CSX COMMENCES PURCHASE OF TENDERED SHARES


         RICHMOND, VIRGINIA, NOVEMBER 26, 1996 -- CSX Corporation (CSX)

         (NYSE:  CSX) today announced that it has commenced payment for the 19.9% of outstanding shares of Conrail Inc. (NYSE:  CRR) it accepted for payment on November 21 under its $110 per share tender offer.  The final proration factor under the CSX tender offer is 23.451836%.


         CSX Corporation, headquartered in Richmond, Va., is an interna-

         tional transportation company offering a variety of rail,

         container-shipping, intermodal, trucking, barge and contract logistics management services.


         Conrail, with corporate headquarters in Philadelphia, Pa.,

         operates an 11,000-mile rail freight network in 12 Northeastern and Midwestern states, the District of Columbia and the Prov-

         ince of Quebec.


         CSX's home page can be reached at http://www.CSX.com.

         Conrail's home page can be reached at http://www.CONRAIL.com.



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